Exhibit 99.1

AdCare Health Systems Reports Second Quarter 2013 Results

Company Delivers 19.6% Sequential Increase in EBITDAR,

 Improved Admissions Processes and Operational Progress

ATLANTA, GA, August 14, 2013—AdCare Health Systems, Inc. (NYSE MKT: ADK), (NYSE MKT: ADK.PA) a leading long-term care provider, reported results for the second quarter and six months ended June 30, 2013.

Financial Highlights

•            Revenues, up 20.3% sequentially to $56.4 million

•            Loss from operations of $0.2 million

•            Adjusted EBITDAR from continuing operations was $4.7 million (see “Use of Non-GAAP Financial Information,” below for more information)

•            AdCare’s financial results included a non-cash derivative charge of $1.9 million compared to a non-cash derivative gain of $352,000 in the second quarter last year (see, “About the Derivative Liability,” below for more information)

•            Board of Directors declared a quarterly cash dividend payment of $0.68 per share on the Company’s 10.875% Series A Cumulative Redeemable Preferred Stock which was paid on July 1, 2013 to holders of record at the close of business on June 20, 2013

“We delivered solid revenue growth from the year ago period for both the second quarter and the first six months of 2013,” said AdCare’s president and chief executive officer, Boyd P. Gentry. “We are steadily improving operations, reducing expenses, and building a sustainable platform for growth, though this progress during the last six months has been clouded by the non-cash derivative and expenses related to the previously disclosed Audit Committee review and inquiry and the restatement of our financial statements for the first three quarters of 2012. Our EBITDAR trend for the last three quarters demonstrates the progress we are beginning to make, as our Adjusted EBITDAR from continuing operations has reached $4.7 million, compared to $3.9 million in the first quarter, and $2.5 million for the fourth quarter of 2012.  In the last few months, we have significantly revamped our collections process and focused on admissions.  These initiatives have resulted in a lower provision for bad debts from the first quarter to the second quarter. Going forward, we expect to reduce our expense run-rate by nearly $1 million annually, primarily from new fixed-price contracts for certain expenses as well as eliminating some redundancy at the corporate level.”

Mr. Gentry added, “In aggregate, we believe the improved admissions process and streamlined expenses should drive solid financial improvements in the coming months, and our initial progress is evident in the sequential improvement in our Adjusted EBITDAR from continuing operations. We expect this trend to continue, and we believe this progress will become even more evident as the non-recurring costs related to the Audit Committee review and inquiry and the restatement process dissipate especially when the non-cash derivative liability no longer impacts our financial statements after October. Today, we believe we have a scalable platform to support our current operations and expected growth. I am proud of the progress we have made, and my confidence in the future of AdCare has never been greater.”

Q2 and First Half 2013 Operational Highlights

•                  In May, Ronald W. Fleming joined AdCare’s senior management team as Chief Financial Officer. Most recently Mr. Fleming was CFO for a privately held provider of healthcare services with annual revenue in excess of $200 million. Prior, he was CFO of a healthcare services startup that grew from $15 million to over $100 million in annualized revenue through acquisitions in less than one year.

•                  On June 30, 2013, the Company executed two sublease arrangements to exit the skilled nursing business in Tybee Island, Georgia. The two skilled nursing facilities had an aggregate of 135 units in service. These two facilities had lackluster financial results and are now reported as discontinued operations.

Q2 and First Half 2013 Summary of Financial Results

Revenues in the second quarter of 2013 were $56.4 million, up 20.3% from $46.9 million in the same year-ago quarter. Revenue for the first six months of 2013 increased by 26.7% to $112.7 million from $88.9 million in 2012. The increase in revenue was primarily due to acquisitions completed since April 1, 2012 as part of AdCare’s M&A program. A more detailed discussion and analysis of the Company’s performance is available in AdCare’s Form 10-Q for the quarter ended June 30, 2013 as filed with the Securities and Exchange Commission.

Inclusive of the $848,000 charge related to the Audit Committee’s review and the Company’s restatement process, and a non-cash derivative loss of $1.9 million, net loss attributable to AdCare common stockholders in the second quarter of 2013 totaled $7.0 million or $(0.47) per basic and diluted share. This compares to a net loss of $0.2 million, or $(0.02) per basic and diluted share, in the same year-ago quarter, which included a non-cash derivative gain of $352,000. For the first half of 2013, the net loss attributable to AdCare common stockholders was $9.9 million or $(0.67) per basic and diluted share, versus a net loss of $2.5 million or $(0.19) per basic and diluted share in 2012.

“The charge related to the Audit Committee review and the restatement process in the second quarter this year, coupled with the one-time gain in the second quarter last year related to a positive adjustment in vacation accrual expense, resulted in a swing of approximately $1.2 million,” commented Mr. Fleming.

Adjusted EBITDAR from continuing operations in the second quarter of 2013 totaled $4.7 million, down 25.4% compared to $6.3 million in the second quarter of 2012 but up 19.6% sequentially compared to the $3.9 million in the first quarter of 2013. Adjusted EBITDAR from continuing operations for the first half of 2013 totaled $8.7 million compared to $9.9 million for the first half of 2012 (see “Use of Non-GAAP Financial Information,” below for the definition of Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations, each, non-GAAP financial measures, as well as an important discussion about the use of these measures and their reconciliation to GAAP net loss, the most directly comparable GAAP financial measure).

Cash and cash equivalents at June 30, 2013 totaled $10.2 million, as compared to $15.9 million at December 31, 2012.

Q2 2013 Total Facility Count

At the end of the second quarter of 2013, the Company, through its subsidiaries, operated or managed 47 facilities comprised of 43 skilled nursing centers, three assisted living residences and one independent living/senior housing facility, with a total of 4,781 beds/units in service. Of these 47 facilities, 26 are owned, nine are leased, 11 are managed for third parties and one is a consolidated variable interest entity. The facilities are located in Alabama, Arkansas, Georgia, Missouri, North Carolina, Ohio, Oklahoma, South Carolina.

Conference Call and Webcast

AdCare will hold a conference call to discuss its second quarter 2013 financial results later today, Wednesday, August 14, 2013 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

•                  Date and time: Wednesday, August 14, 2013 at 4:30 p.m. ET

•                  Dial-in number: 1-877-941-1429 (domestic) or 1-480-629-9857 (internationally)

•                  Replay number: Dial 1-877-870-5176 (domestic) or 1-858-384-5517 (internationally). Please use passcode 4635683 to access the replay. The replay will be available until September 14, 2013.

•                  Webcast link: www.adcarehealth.com or http://public.viavid.com/index.php?id=105759.

About the Derivative Liability

The derivative liability is the result of the Company issuing subordinated convertible promissory notes in 2010 that include an anti-dilution provision referred to as a “ratchet” provision. The derivative liability is a non-cash item. The notes are convertible into shares of common stock of the Company at a current conversion price of $3.73 that is subject to future reductions if the Company issues equity instruments at a lower price (the “ratchet” provision). Because there is no minimum conversion price, an indeterminate number of shares may be issued in the future. Accordingly, the Company determined an embedded derivative existed that was required to be bifurcated from the subordinated convertible promissory notes and accounted for separately as a derivative liability recorded at fair value. Pursuant to GAAP, the Company estimates the fair value of the derivative liability using the Black-Scholes Merton option-pricing model with changes in fair value being reported in the condensed consolidated statement of operations.

The Company currently has no plans to issue equity instruments at a price lower than the conversion price of $3.73, which would trigger the ratchet provision. These notes mature in October 2013 at which time the Company will be required to redeem them for cash (unless they are earlier converted into common stock at the option of the holder). Upon conversion to common stock, the debt and derivative liability will be extinguished, the current fair market value of the common stock will be reflected as common stock and additional paid-in capital, and there may be a resulting gain or loss on the debt extinguishment. If not converted to common stock, upon settlement in cash at the date of maturity, the debt and derivative liability will result in a gain on debt extinguishment for the remaining fair value of the derivative.

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT:  ADK.PA) is a recognized provider of senior living and health care facility management. AdCare owns and manages, long-term care facilities and retirement communities, and since the Company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (i) statements regarding drivers of operational growth;  (ii) statements regarding expense reductions and expense run-rate; (iii) statements regarding improvements in the admissions process; (iv) statements regarding financial and operational improvements; and (v)  statements regarding the Company’s current plans to issue equity instruments. Such forward-looking statements reflect management’s beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission and include, among others, AdCare’s ability to secure lines of credit and/or an acquisition credit facility, AdCare’s ability to refinance its current debt on more favorable terms, AdCare’s ability to expand its borrowing arrangement with certain existing lenders, AdCare’s ability to raise equity capital, AdCare’s ability to improve operating results, changes in the health care industry because of political and economic influences, changes in regulations governing the health care industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets. References to the consolidated Company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Use of Non-GAAP Financial Information

Beginning with the reporting of results for the first quarter of 2011, the Company began to report the measures of Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations. These are measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines:

(i) “Adjusted EBITDA from continuing operations “ as net income (loss) from continuing operations before interest expense, income tax expense; depreciation and amortization (including amortization of non-cash stock-based compensation), acquisition costs (net of gains), loss on extinguishment of debt, derivative loss or gain and other non-routine adjustments; and (ii) “Adjusted EBITDAR from continuing operations” as net income (loss) from continuing operations before interest expense; income tax expense, depreciation and amortization (including amortization of non-cash stock-based compensation), acquisition costs (net of gains), loss on extinguishment of debt, derivative loss and other non-routine adjustments.

Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by, or used in, operations as determined in accordance with GAAP. Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations are used by management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business, fixed rent or lease payments of facilities, derivative loss or gain, and certain acquisition related charges and other non-routine adjustments.

The Company believes these measures are useful to investors in evaluating the Company’s performance, results of operations and financial position for the following reasons:

•            They are helpful in identifying trends in the Company’s day-to-day performance because the items excluded have little or no significance to the Company’s day-to-day operations;

•            They provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•            They provide data that assists management to determine whether or not adjustments to current spending decisions are needed.

AdCare believes that the use of the measures provides a meaningful and consistent comparison of the Company’s underlying business between periods by eliminating certain items required by GAAP, which have little or no significance in the Company’s day-to-day operations.

Company Contacts	Investor Relations
Boyd Gentry, CEO	Brett Maas, Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (678) 869-5116	Tel (646) 536-7331
info@adcarehealth.com	brett@haydenir.com

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,222	$15,937
Restricted cash and investments	706	1,742
Accounts receivable, net of allowance of $4,619 and $3,729	27,991	26,037
Prepaid expenses and other	1,872	489
Assets of disposal group held for sale	400	6,159
Total current assets	41,191	50,364

Restricted cash and investments	10,808	7,215
Property and equipment, net	150,440	151,064
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	5,672	6,844
Goodwill	5,023	5,023
Escrow deposits for acquisitions	400	—
Lease deposits	1,695	1,720
Deferred loan costs, net	5,193	6,137
Other assets	11	3,611
Total assets	$222,904	$234,449

LIABILITIES AND EQUITY

Current liabilities:
Current portion of notes payable and other debt	$13,199	$6,941
Revolving credit facilities and lines of credit	2,355	1,498
Current portion of convertible debt, net of discount	15,536	10,948
Accounts payable	23,490	19,503
Accrued expenses	15,077	13,730
Liabilities of disposal group held for sale	60	3,662
Total current liabilities	69,717	56,282

Notes payable and other debt, net of current portion:
Senior debt	103,102	112,160
Bonds, net of discounts	15,960	16,088
Revolving credit facilities	6,524	7,706
Convertible debt	7,500	12,009
Other debt	234	864
Derivative liability	3,284	3,630
Other liabilities	1,444	1,394
Deferred tax liability	104	104
Total liabilities	207,869	210,237

Commitments and contingency

Preferred stock, no par value; 1,000 shares authorized; 450 shares issued and outstanding	9,159	9,159

Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 29,000 shares authorized; 14,788 and 14,659 issued and outstanding	42,774	41,644
Accumulated deficit	(35,627)	(25,753)
Total stockholders’ equity	7,147	15,891
Noncontrolling interest in subsidiaries	(1,271)	(838)
Total equity	5,876	15,053
Total liabilities and equity	$222,904	$234,449

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Patient care revenues	$55,923	$46,390	$111,642	$87,889
Management revenues	498	525	1,008	1,049
Total revenues	56,421	46,915	112,650	88,938

Expenses:
Cost of services (exclusive of facility rent, depreciation and amortization)	47,495	36,476	95,117	71,170
General and administrative expenses	4,505	4,295	9,433	8,248
Audit committee investigation expense	848	—	1,982	—
Facility rent expense	1,758	1,745	3,495	3,503
Depreciation and amortization	1,867	1,426	3,670	2,970
Salary retirement and continuation costs	149	—	149	—
Total expense	56,622	43,942	113,846	85,891

(Loss) Income from Operations	(201)	2,973	(1,196)	3,047

Other Income (Expense):
Interest expense, net	(3,355)	(3,280)	(6,791)	(5,780)
Acquisition costs, net of gains	(477)	(524)	(574)	(817)
Derivative (loss) gain	(1,947)	352	189	763
Loss on extinguishment of debt	(25)	—	(27)	—
(Loss) gain on disposal of assets	(4)	—	(4)	2
Other expense	—	(13)	—	(29)
Total other expense, net	(5,808)	(3,465)	(7,207)	(5,861)

Loss from Continuing Operations Before Income Taxes	(6,009)	(492)	(8,403)	(2,814)
Income tax expense	—	(18)	(78)	(19)
Loss from Continuing Operations	(6,009)	(510)	(8,481)	(2,833)

(Loss) Income from Discontinued Operations, net of tax	(936)	163	(1,214)	77
Net Loss	(6,945)	(347)	(9,695)	(2,756)

Net Loss Attributable to Noncontrolling Interests	241	142	433	286
Net Loss Attributable to AdCare Health Systems, Inc.	(6,704)	(205)	(9,262)	(2,470)

Preferred stock dividend	(306)	—	(612)	—
Net Loss Attributable to AdCare Health Systems, Inc. Common Stockholders	$(7,010)	$(205)	$(9,874)	$(2,470)

Net (loss) income per Common Share attributable to AdCare Health Systems, Inc. Common Stockholders -
Basic:
Continuing Operations	$(0.41)	$(0.03)	$(0.59)	$(0.20)
Discontinued Operations	(0.06)	0.01	(0.08)	0.01
	$(0.47)	$(0.02)	$(0.67)	$(0.19)

Net (loss) income per Common Share attributable to AdCare Health Systems, Inc. Common Stockholders -
Diluted:
Continuing Operations	$(0.41)	$(0.03)	$(0.59)	$(0.20)
Discontinued Operations	(0.06)	0.01	(0.08)	0.01
	$(0.47)	$(0.02)	$(0.67)	$(0.19)

Weighted Average Common Shares Outstanding:
Basic	14,733	13,463	14,725	12,844
Diluted	14,733	13,463	14,725	12,844

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

TRAILING SIX QUARTERS

(Amounts in 000’s)

(Unaudited)

	For Three Months Ended
	3/31/2012	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013
Revenues:
Patient care revenues	$41,499	$46,390	$52,633	$53,031	$55,719	$55,923
Management revenue	524	525	588	519	510	498
Total revenues	42,023	46,915	53,221	53,550	56,229	56,421
Expenses:
Cost of services (exclusive of facility rent, depreciation and amortization)	34,694	36,476	44,475	46,556	47,622	47,495
General and administrative expenses	3,953	4,295	3,957	4,800	4,928	4,505
Audit committee investigation expense	—	—	—	—	1,134	848
Facility rent expense	1,758	1,745	1,775	1,790	1,737	1,758
Depreciation and amortization	1,544	1,426	1,760	1,973	1,803	1,867
Salary retirement and continuation costs	—	—	38	5	—	149
Total expenses	41,949	43,942	52,004	55,125	57,224	56,622

Income (Loss) from Operations	74	2,973	1,217	(1,575)	(995)	(201)

Other Income (Expense):
Interest expense, net	(2,500)	(3,280)	(3,695)	(3,749)	(3,436)	(3,355)
Acquisition costs, net of gains	(293)	(524)	(342)	(802)	(97)	(477)
Derivative gain (loss)	411	352	(2,105)	(399)	2,136	(1,947)
Gain (loss) on extinguishment of debt	—	—	500	—	(2)	(25)
Gain (loss) on disposal of assets	2	—	—	—	—	(4)
Other (expense) income	(16)	(13)	(229)	134	—	—
Total other income (expense), net	(2,396)	(3,465)	(5,871)	(4,816)	(1,399)	(5,808)
Loss from Continuing Operations Before Income Taxes
Before Income Taxes	(2,322)	(492)	(4,655)	(6,392)	(2,394)	(6,009)
Income tax benefit (expense)	(1)	(18)	(111)	35	(78)	—
Loss from Continuing Operations	(2,323)	(510)	(4,766)	(6,357)	(2,472)	(6,009)
(Loss) Income from Discontinued Operations, net of tax	(86)	163	126	6,213	(278)	(936)
Net Loss	(2,409)	(347)	(4,640)	(144)	(2,750)	(6,945)
Net Loss Attributable to Noncontrolling Interest	144	142	134	236	192	241
Net (Loss) Income Attributable to AdCare Health Systems, Inc.	$(2,265)	$(205)	$(4,506)	$92	$(2,558)	$(6,704)
Preferred stock dividend	—	—	—	(156)	(306)	(306)
Net Loss Attributable to AdCare Health Systems, Inc. Common Stockholders	$(2,265)	$(205)	$(4,506)	$(64)	$(2,864)	$(7,010)

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA FROM CONTINUING

OPERATIONS AND ADJUSTED EBITDAR FROM CONTINUING OPERATIONS

(Amounts in 000’s)

(Unaudited)

	For Three Months Ended
	3/31/2012	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013

Net Loss	$(2,409)	$(347)	$(4,640)	$(144)	$(2,750)	$(6,945)
Impact of discontinued operations	86	(163)	(126)	(6,213)	278	936
Net Loss from continuing operations	(2,323)	(510)	(4,766)	(6,357)	(2,472)	(6,009)
Interest expense, net	2,500	3,280	3,695	3,749	3,436	3,355
Income tax expense (benefit)	1	18	111	(35)	78	—
Amortization of stock based compensation	190	182	269	356	260	291
Depreciation and amortization	1,544	1,426	1,760	1,973	1,803	1,867
Acquisition costs, net of gains	293	524	342	802	97	477
(Gain) loss on extinguishment of debt	—	—	(500)	—	2	25
Derivative (gain) loss	(410)	(352)	2,105	399	(2,136)	1,947
(Gain) loss on disposal of assets	(2)	—	—	—	—	4
Audit committee investigation expense	—	—	—	—	1,134	848
Other expense (income)	—	—	218	(134)	—	—
Salary retirement and continuation costs	—	—	38	5	—	149
Adjusted EBITDA from continuing operations	1,793	4,568	3,272	758	2,202	2,954
Facility rent expense	1,759	1,745	1,775	1,790	1,737	1,758
Adjusted EBITDAR from continuing operations	$3,552	$6,313	$5,047	$2,548	$3,939	$4,712

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTARY SCHEDULES

(Unaudited)

	2012					2013
	Q1	Q2	6 Mo. YTD	Q3	Q4	Q1	Q2	6 Mo. YTD
End of Period Data
Number of Facilities
SNF
Owned	17	18	18	21	24	24	24	24
Leased	9	9	9	9	9	9	9	9
VIE	—	—	—	—	—	—	—	—
Managed	10	10	10	10	10	10	10	10
ALF
Owned	2	2	2	2	2	2	2	2
VIE	1	1	1	1	1	1	1	1
Managed	—	—	—	—	—	—	—	—
IL
Managed	1	1	1	1	1	1	1	1
Total	40	41	41	44	47	47	47	47

Number of Operational Beds
SNF
Owned	1,870	1,947	1,947	2,311	2,579	2,579	2,579	2,579
Leased	1,090	1,090	1,090	1,090	1,090	1,090	1,090	1,090
VIE	—	—	—	—	—	—	—	—
Managed	813	813	813	813	813	813	813	813
ALF
Owned	112	112	112	112	112	112	112	112
VIE	104	104	104	104	104	104	104	104
Managed	—	—	—	—	—	—	—	—
IL
Managed	83	83	83	83	83	83	83	83
Total	4,072	4,149	4,149	4,513	4,781	4,781	4,781	4,781

SNF + ALF % Owned	65.7%	66.5%	66.5%	69.9%	71.9%	71.9%	71.9%	71.9%
SNF + ALF % Leased	34.3%	33.5%	33.5%	30.1%	28.1%	28.1%	28.1%	28.1%

Revenue Mix % (b)
Skilled (c)	31.1%	30.0%	30.5%	26.7%	30.5%	32.3%	31.5%	31.9%
Medicaid	52.8%	53.6%	53.2%	56.5%	53.0%	51.7%	52.9%	52.3%
Private + Other	16.1%	16.5%	16.3%	16.7%	16.6%	16.0%	15.7%	15.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Patient Days (b)
Skilled (c)	29,814	31,601	61,415	32,169	37,150	40,794	40,360	81,154
Medicaid	140,265	154,704	294,969	177,601	173,813	178,768	185,292	364,060
Private + Other	36,272	39,529	75,801	45,313	45,933	46,806	45,353	92,159
Total	206,351	225,834	432,185	255,083	256,896	266,368	271,005	537,373

Patient Day Mix % (a)
Skilled (c)	15.5%	14.9%	15.2%	13.4%	15.3%	16.2%	15.7%	15.9%
Medicaid	71.9%	72.3%	72.1%	73.2%	71.1%	70.3%	71.5%	70.9%
Private + Other	12.6%	12.8%	12.7%	13.4%	13.6%	13.5%	12.8%	13.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue Rates Per Patient Day (a)
Skilled (c)	$432.82	$439.89	$436.45	$437.38	$434.83	$441.70	$436.07	$438.90
Medicaid	$157.12	$161.35	$159.34	$168.17	$162.11	$161.59	$160.18	$160.87
Private + Other	$174.23	$172.33	$173.23	$167.69	$174.73	$176.48	$175.86	$176.18
Weighted Average Total	$210.09	$213.88	$212.07	$214.26	$214.10	$216.58	$213.46	$215.01

Average Daily Census (b)
Skilled (c)	379	353	369	356	434	453	453	453
Medicaid	1,785	1,727	1,774	1,963	2,029	1,986	2,079	2,034
Private + Other	462	441	456	501	539	520	513	515
Total Average Daily Census	2,627	2,522	2,599	2,820	2,999	2,960	3,045	3,002

Occupancy (b)	82.7%	77.5%	79.9%	78.0%	77.2%	76.2%	78.4%	77.3%

(in thousands)
Total Revenue (b)	$42,023	$46,915	$88,938	$53,221	$53,550	$56,229	$56,421	$112,650
Adjusted EBITDAR (b)	$3,552	$6,313	$9,865	$5,047	$2,548	$3,939	$4,712	$8,651
Adjusted EBITDA (b)	$1,793	$4,568	$6,361	$3,272	$758	$2,202	$2,954	$5,156

(a) Skilled Nursing Only - Excludes Managed Facilities

(b) AdCare Consolidated Incorporating Discontinued Operations for all periods presented

(c) Skilled is defined as Medicare A + Managed Care RUGS